UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CopyTele, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CopyTele, Inc. to Temporarily Adjourn 2012 Annual Meeting of Stockholders Until November 30, 2012

MELVILLE, NY – November 6, 2012: CopyTele, Inc. (OTCBB: COPY), announced today that, in light of the recent catastrophic storm damage on Long Island, and the severe weather forecasted for Long Island at the end of this week, it intends to temporarily adjourn its 2012 Annual Meeting of Stockholders until Friday, November 30, 2012. The November 9, 2012 Annual Meeting of Stockholders will be adjourned immediately after it is convened, and no formal business will be conducted until the meeting is re-convened on November 30, 2012.

Robert Berman, CopyTele’s President and Chief Executive Officer, stated: “Last week’s devastating storm continues to negatively impact basic services on Long Island, including travel and lodging, and the severe weather forecasted for later this week could make things even more difficult. Because the CopyTele Board of Directors would like to give all CopyTele stockholders an opportunity to attend the annual meeting, we have decided to adjourn the meeting and re-convene the meeting on a date when the location is likely to better accommodate our stockholders.”

The re-convened meeting will be held at the Fox Hollow, Woodbury, New York on Friday, November 30, 2012 at 10:30 a.m.  The record date for the meeting will remain September 10, 2012.  Stockholders which have already cast votes for the annual meeting will not need to vote again unless they wish to change their votes.